Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

MediciNova, Inc.

La Jolla, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 13, 2019, relating to the consolidated financial statements and the effectiveness of of MediciNova, Inc.’s (the “Company”) internal control over financial reporting appearing in the Company’s Annual Report in Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

August 9, 2019